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                                                                 EXHIBIT 3.1.(a)


        CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN
              THE CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF
       INCORPORATION BEFORE PAYMENT OF CAPITAL OF DIDAX INC., FILED IN
               THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                     ON THE NINTH DAY OF APRIL, A.D. 1997

        DIDAX INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        1.  The name of the corporation is DIDAX INC.

        2. That a Certificate of Amendment of the Certificate of Incorporation Before Payment of Capital was filed by the Secretary of State of Delaware on the Ninth day of April, A.D., 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

        3. The inaccuracy or defect of said Certificate to be corrected is as follows:

The Certificate inadvertently omitted an amendment to Section 6 of the Certificate of Incorporation which had been approved by the Board of Directors and Sole Incorporator pursuant to Section 241 of the General Corporation Law of the State of Delaware.

        4. Article Second of the Certificate of Amendment is corrected to read in its entirety as follows:

        "SECOND: That paragraph six (6) of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

            6. The board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation, with exception of Article XIII of the bylaws which cannot be amended unless the result of the count of votes


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            approving the amendment is 90% affirmative, and a minimum of two-thirds of the shares outstanding are represented and voted. Such vote must be made at an actual special meeting of the shareholders called by written notice delivered to each shareholder not less than 10 nor more than 60 days prior to the date of the meeting. Time is of the essence as to this notice provision and no extension of the time of the meeting or adjournment of the meeting to a date outside the notice period shall be permitted except upon the affirmative vote of not less than 70 percent of the shares then issued and outstanding. The notice for such meeting must contain each of the following items of information:

                1.   the date, time, and place of the meeting;

                2. the names, addresses and telephone numbers of the shareholders requesting the meeting be called; and

                3. the exact language which the proponents of the meeting seek to have adopted in amendment of the provisions of Article XIII of the bylaws."

        5. Article Third of the Certificate of Amendment is corrected to read in its entirety as follows:

        "THIRD: That the Corporation has not received any payment for any of its stock."

        6. Article Fourth of the Certificate of Amendment is added and reads as follows:

        "FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Laws for the State of Delaware."


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        IN WITNESS WHEREOF, said DIDAX INC. has caused this Certificate to be signed by Gary Struzik, its Chief Financial Officer & Secretary, this fourth day of August, 1997.

                                        /s/ Gary Struzik
                                    -------------------------------------------
                                    By: Gary Struzik
                                        Chief Financial Officer & Secretary



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